GAI AURORA OPPORTUNITIES FUND, LLC

AMENDMENT NO. 2 TO SUB-ADVISORY AGREEMENT

AMENDMENT made as of January 1, 2016 (the “Amendment”) to the Sub-advisory Agreement dated as of the 21st day of December, 2010, as amended (the “Agreement”), by and among Wells Fargo Investment Institute, Inc. (formerly Alternative Strategies Group, Inc.) (the “Adviser”), GAI Aurora Opportunities Fund, LLC (the “Fund”), a Delaware limited liability company, and Aurora Investment Management L.L.C. (the “Sub-adviser”), a Delaware limited liability company. Except as otherwise defined in this Amendment, terms not defined herein shall have the meanings ascribed to such terms in the Agreement.

WITNESSETH:

WHEREAS, pursuant to the Agreement, the Adviser has retained the Sub-adviser to provide advice with respect to the investment and reinvestment of the Fund’s portfolio assets, subject to the control and direction of the Fund’s Board of Managers and in accordance with the investment objective and policies of the Fund;

WHEREAS, the parties desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties agree as follows:

1.	Paragraph 3 of the Agreement is hereby replaced in its entirety with the following:

a.
Compensation of the Sub-adviser.   In full consideration of the services rendered pursuant to this Agreement, the Adviser will pay the Sub-adviser, from the fees received by the Adviser from the Fund in respect of the period in question and attributable to assets of the Fund for which the Sub-adviser is providing services hereunder, a fee at the annual rate of 0.55% of the Fund’s net asset value, calculated on the same basis as the management fee received by the Adviser from the Fund. Such fee shall be paid to the Sub-adviser within 30 days of receipt by the Adviser of its management fee from the Fund. If the Sub-adviser shall serve for less than the whole of any calendar month, the foregoing compensation shall be prorated.

b.
To the extent the Adviser serves as the investment adviser to any other registered investment company  that employs a hedge fund of funds strategy (“Other Investment Company”): (1) the Adviser shall notify the Sub-adviser of the management fee that it will receive from such Other Investment Company; and (2) if the Other Investment Company (i)  is subject to a management fee structure that is identical to or higher than the fee structure applicable to the Fund, and (ii) with respect to which the Adviser (and/or its affiliates) receives advisory fees that, after deducting any fees paid to a sub-adviser of such Other Investment Company, are lower than an annual rate of 0.55% of such Other Investment Company’s net asset value, the Adviser shall increase the Sub-adviser’s compensation pursuant to this Agreement by an amount equal to the difference between (a) the annual fee rate the Adviser (and/or its affiliates) receives from the Fund after deduction of the Sub-adviser’s fee and (b) the annual fee rate the Adviser (and/or its affiliates) receives from the Other Investment Company after deducting the applicable sub-adviser’s fee. Notwithstanding the foregoing, in no event shall the Adviser pay to the Sub-adviser a management fee in excess of an annual rate of 0.675% of the Fund’s net asset value under this Section 3(b), calculated on the same basis as the management fee received by the Adviser from the Fund. In no circumstances shall this provision serve to increase the management fee paid by the Fund to the Adviser.

2.	Except as specifically amended hereby, the Agreement, as amended and supplemented to date, remains in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be executed by their respective duly authorized officers as of the date first above written.

WELLS FARGO INVESTMENT INSTITUTE, INC.

By:	/s/ Adam Taback
Print Name:	Adam Taback
Title:	Senior Vice President

GAI AURORA OPPORTUNITIES FUND, LLC

By:	/s/ Adam Taback
Print Name:	Adam Taback
Title:	President

AURORA INVESTMENT MANAGEMENT L.L.C.

By:	/s/ Anne Marie Morley
Print Name:	Anne Marie Morley
Title:	Managing Director of Operations